Exhibit 2.1

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

dated as of

October 1, 2023

by and among

NORTHERN REVIVAL ACQUISITION CORPORATION,
as the Acquiror,

BRAIIN LIMITED,
as the Company,

NORTHERN REVIVAL SPONSOR LLC,
as the Sponsor,

BRAIIN HOLDINGS LTD.,
as PubCo,

and

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

TABLE OF CONTENTS

		Page
ARTICLE I CERTAIN DEFINITIONS		2
1.01	Definitions	2
1.02	Construction	12
1.03	Knowledge	13

ARTICLE II CLOSING
2.01	Closing
2.02	Organizational Documents of Acquiror and the Company
2.03	Directors and Officers of Acquiror and the Company
2.04	Conversion of Company Convertible Securities
2.05	Sponsor Share Forfeiture

ARTICLE III SHARE EXCHANGE
3.01	Sponsor Share Conversion and Exchange
3.02	Equitable Adjustments
3.03	Delivery of Consideration
3.04	Lost Securities
3.05	Withholding
3.06	Payment of Expenses

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		19
4.01	Corporate Organization of the Company	19
4.02	Subsidiaries	19
4.03	Due Authorization	19
4.04	No Conflict	20
4.05	Governmental Authorities; Consents	20
4.06	Capitalization	20
4.07	Financial Statements	20
4.08	Undisclosed Liabilities	21
4.09	Litigation and Proceedings	21
4.10	Compliance with Laws	21
4.11	Intellectual Property	22
4.12	Contracts; No Defaults	24
4.13	Company Benefit Plans	25
4.14	Labor Matters	26
4.15	Taxes	27
4.16	Brokers’ Fees	29
4.17	Insurance	29
4.18	Real Property; Assets	30
4.19	Environmental Matters	30
4.20	Absence of Changes	31
4.21	Affiliate Agreements	31
4.22	Internal Controls	31
4.23	Permits	31
4.24	Registration Statement	31
4.25	Operation of the Business during COVID-19	32
4.26	Company Support Agreement	32
4.27	Books and Records	32

i

Exhibits

Exhibit A – Form of Sponsor Support Agreement

Exhibit B – Form of Company Support Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Company Shareholder Lock-up Agreement

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”), dated as of October 1, 2023, is entered into by and among Northern Revival Acquisition Corporation, a Cayman Islands exempted company (“Acquiror”), Braiin Limited, an Australian public company limited by shares (the “Company”), Northern Revival Sponsor LLC, a Cayman Islands limited liability company, (the “Sponsor”), Braiin Holdings Ltd., a Cayman Islands exempted company (“PubCo”) and each of the shareholders of the Company named on Annex I hereto (each, a “Seller” and collectively, the “Sellers”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

Each of Acquiror, the Company, the Sponsor, PubCo and the Sellers are individually referred to herein as a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, Acquiror, the Company, the Sponsor, and the Sellers entered into that certain Business Combination Agreement (the “Original Agreement”), dated as of March 20, 2023 (the “Original Agreement Date”);

WHEREAS, Acquiror, PubCo, the Company, the Sponsor, and the Sellers now desire to amend and restate the Original Agreement by entering into this Agreement on the terms and conditions set forth herein;

WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, PubCo is a wholly-owned subsidiary of Acquiror formed for the purpose of the merger of Acquiror with and into PubCo, in which PubCo will be the surviving corporation (the “Initial Merger”);

WHEREAS, for U.S. federal income tax purposes, the parties intend, and the Company acknowledges, that the Initial Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and the Boards of Directors of Acquiror and PubCo have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, one Business Day after the Initial Merger Effective Time (as defined below), the Sellers shall exchange all of the issued and outstanding shares and any other equity interests in or of the Company in exchange for PubCo Ordinary Shares (the “Share Exchange”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of applicable Law;

WHEREAS, contemporaneously with the execution and delivery of the Original Agreement, in connection with the Transactions, the Sponsor entered into that certain Sponsor Support Agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) with Acquiror, the Company and the Sellers;

WHEREAS, contemporaneously with the execution and delivery of the Original Agreement, in connection with the Transactions, certain Sellers entered into that certain Company Shareholder Support Agreement, substantially in the form attached hereto as Exhibit B (the “Company Support Agreement”) with Acquiror and the Company;

WHEREAS, in connection with the Transactions, at the Closing, Acquiror, PubCo, the Company and certain Company Shareholders who will receive PubCo Ordinary Shares will enter into that certain Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

WHEREAS, after the execution and delivery of this Agreement, the Parties intend to obtain financing commitments from one or more investors in support of the Transactions (the “Transaction Financing”);

WHEREAS, in connection with the Transactions, PubCo shall adopt the amended and restated memorandum and articles of association (the “PubCo Charter”) in a form to be mutually agreed to by the Company, Acquiror and PubCo, which shall provide for, among other things an increase in the number of PubCo’s Ordinary Shares;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror is required to provide an opportunity to its shareholders to have their Acquiror Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, PubCo subject to obtaining the Acquiror Shareholder Approval, adopt a market-based equity incentive plan developed in consultation with the Company and third-party advisors that will be assumed by PubCo (the “Acquiror Incentive Plan”);

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, PubCo and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Australian Companies Act, the Cayman Companies Act and other applicable Law and (ii) recommended to their respective shareholders the approval and adoption of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror, the Company, the Sponsor, PubCo and the Sellers agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01  Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 6.19.

“Acquiror Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of the ERISA, and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Acquiror or pursuant to which the Acquiror has or may have any material liabilities.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 9.02(d).

“Acquiror Class A Ordinary Shares” means the Class A Ordinary Shares of Acquiror, par value $0.0001 per share.

“Acquiror Class B Ordinary Shares” means the Class B Ordinary Shares of Acquiror, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section  11.01(c).

“Acquiror Incentive Plan” has the meaning specified in the recitals hereto.

“Acquiror Incentive Plan Proposal” has the meaning specified in Section  9.02(c).

“Acquiror Ordinary Shares” means the Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of Acquiror, as may be amended from time to time.

“Acquiror Parties” means Acquiror and PubCo.

“Acquiror Private Placement Warrants” means “Private Placement Warrants” as defined in the most recent Acquiror SEC Reports prior to the date of this Agreement.

“Acquiror Public Warrant” means “Public Warrants”, as defined in the most recent Acquiror SEC Reports prior to this Agreement.

“Acquiror Representations” means the representations and warranties of Acquiror expressly and specifically set forth in Article VI of this Agreement, as qualified by the Acquiror Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror.

“Acquiror Schedules” means the disclosure schedules of Acquiror.

“Acquiror SEC Reports” has the meaning specified in Section 6.10(a).

“Acquiror Securities” means the Acquiror Units, the Acquiror Ordinary Shares and the Acquiror Warrants.

“Acquiror Shareholder” means a holder of Acquiror Ordinary Shares.

“Acquiror Shareholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Units” means the units of Acquiror issued in connection with its initial public offering, which such units are comprised of Acquiror Class A Common Share and one-half of one Acquiror Public Warrant.

“Acquiror Warrants” means, collectively, the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Acquisition Intended Tax Treatment” has the meaning specified in Section 3.11.

“Action” means any legal action (including any legal action seeing injunctive relief), claim, action, suit, assessment, arbitration or proceeding, including but not limited to in each case any action that is by or before any Governmental Authority.

“Additional Proposals” has the meaning specified in Section  9.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the purposes of this definition, “control” (including, the terms “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section  9.02(c).

“Ancillary Agreements” means this Agreement, the PubCo Charter, the Company Support Agreement, the Sponsor Support Agreement, the Company Shareholder Lock-Up Agreement, the Registration Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the Criminal Code Act 1995 (Cth), U.S. Foreign Corrupt Practices Act, as amended (FCPA), the UK Bribery Act 2010 and the U.S. Travel Act, 18 U.S.C. § 1952.

“Anti-Money Laundering Laws” means any anti-money laundering and/or counter-terrorism legislation, rules, regulations or policies with the force of law, that are applicable to the Company in any jurisdiction, including but not limited to the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth).

“Antitrust Law” means any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 4.07.

“Available Cash Amount” means the sum of (a) the amount of cash available in the Trust Account immediately prior to the Closing (after payment of (i) amounts due to Redeeming Shareholders, (ii) Outstanding Acquiror Expenses and (iii) Outstanding Company Expenses), plus (b) the proceeds of the Transaction Financing.

“Business Combination” mean a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company or Acquiror, as the case may be, with one or more businesses or entities.

“Business Combination Proposal” has the meaning set forth in Section 8.07.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.01.

“Closing Date” has the meaning specified in Section 2.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Advance Shareholder Approval” means the approval of this Agreement and the Transactions, pursuant to and in accordance with the terms and conditions of the Company’s Governing Documents.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Charter” means the Constitution of the Company.

“Company Convertible Security” or “Company Convertible Securities” means Convertible Notes, the SAFEs, the PowerTec Consideration and the Vega Consideration.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company GST Group” means the GST Group which includes the Company as a Member.

“Company Intellectual Property” means all Owned Intellectual Property, Company Licensed IP, and all Intellectual Property used in, or necessary for the conduct of the business of the Company or any Subsidiary, as currently conducted.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company or any Subsidiary or that the Company or any Subsidiary has a right to use or purports to have a right to use.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules.

“Company Schedules” means the disclosure schedules of the Company.

“Company Security” and “Company Securities” means the Company Shares and Company Convertible Securities.

“Company Shareholder” means the holder of either a Company Share or a Company Convertible Security to be converted to a Company Share prior to the Effective Time.

“Company Shareholder Lock-Up Agreements” has the meaning specified in Section 10.02(d).

“Company Shares” has the meaning specified in Section 4.06(a).

“Company Software” means all Company – or company Subsidiary Owned - owned and third party Software used in, or necessary for the conduct of, the business of the Company, as currently conducted.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Support Agreement” has the meaning specified in the recitals hereto.

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Consolidated Financial Statements” has the meaning specified in Section 4.07.

“Convertible Notes” means the convertible notes issued to the holders thereof listed on Schedule 4.06(b).

“Copyleft Terms” has the meaning specified in Section 4.11(g).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Acquiror to withhold, condition or delay consent with respect to such action or inaction (whether or not Acquiror has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Australian Department of Health and Aged Care, the U.S. Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Duty” means any stamp, transaction or registration duty or similar charge imposed by any Governmental Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

“Effective Time” means the occurrence of the Closing.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Equity Value” means an amount equal to (i) $572,000,000, minus (ii) the Indebtedness (excluding Indebtedness under any Company Convertible Security that will be converted into Company Shares prior to or at the Closing) of the Company, plus (iii) cash and cash equivalents of the Company and its.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section  4.13(d).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting” means a meeting of the holders of Acquiror Ordinary shares to be held for the purpose of approving the Proposals.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Funds” means the superannuation schemes set out in Schedule 1.01 to which the Company and its Australian Subsidiaries contribute in respect of the Employees, and including the Company’s Funds.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued or entered by or with any Governmental Authority.

“GST” means goods and services tax or similar value added tax levied or imposed in Australia under the GST Law.

“GST Law” has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not more than 60 days past due.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission or any subpoena, interrogatory or deposition.

“Initial Merger” has the meaning specified in the recitals hereto.

“Initial Merger Effective Time” has the meaning specified in Section 2.02.

“Initial Merger Surviving Corporation” has the meaning specified in Section 2.01.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® handle) brand names, logos, corporate names and other source identifiers and all goodwill related thereto; (iii) copyrights and designs; (iv) internet domain names; (v) trade secrets, know-how, inventions, processes, procedures, database rights, source code, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”) and (vi) rights in Software.

“Interim Financial Statements” has the meaning specified in Section 4.07.

“Interim Period” has the meaning specified in Section 7.01.

“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the Code, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“ITAA 1936” means Income Tax Assessment Act 1936 (Cth).

“ITAA 1997” means Income Tax Assessment Act 1997 (Cth).

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Company or one of the Company’s Subsidiaries for use in the conduct of its respective business as it is currently conducted.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company’s Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest (including any PPS Security Interest), title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Material Adverse Effect” means, with respect to the particular party, any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the party; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or IFRS or GAAP as applicable after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the party operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the other party (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the party’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the party operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the party to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the party as compared to other industry participants or (ii) the ability of the party to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.23.

“MEC Group” has the meaning given by section 995 1 of the ITAA 1997.

“Multiemployer Plan” has the meaning specified in Section 4.13(d).

“Named Parties” means (i) with respect to this Agreement, the Company, Acquiror, the Sponsor, and the Sellers (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Offer” has the meaning specified in the recitals hereto.

“Open Source Materials” has the meaning specified in Section  4.11(f).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.09(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.09(a).

“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company or one of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or one of its Subsidiaries and includes the Owned Company Software.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with IFRS, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with IFRS or GAAP as applicable, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with IFRS or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(b) or incurred in connection with activities permitted under Section 7.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.

“PowerTec” means PowerTec Holdings Ltd.

“PowerTec Consideration” means the shares set forth on Schedule 4.06(b) to be issued to Raymond Smith and Doug Pukallus pursuant to that certain Share Sale Agreement, between the Company, PowerTec, Raymond Smith, and Ranald McDonald, as amended on September 4, 2023.

“PPS Act” means the Personal Property Securities Act 2009 (Cth).

“PPS Security Interest” means a security interest as defined in the PPS Act.

“Privacy and Security Requirements” means, to the extent applicable to the Company or any of its Subsidiaries, (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company, any of its Subsidiaries and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company or any of its Subsidiaries relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 9.02(c).

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their Acquiror Ordinary Shares in conjunction with a shareholder vote on the Business Combination).

“PubCo” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Ordinary Shares” means PubCo’s Ordinary Shares, par value $1.00 per share, entitling the holder of each such share to one vote per share.

“PubCo Warrants” means the Acquiror Warrants following the Initial Merger Effective Time.

“Raptor300” means Raptor300 Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Ordinary Shares for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Registration Statement” has the meaning specified in Section 9.02(a).

“Regulatory Approvals” means any approvals required from any Governmental Authority and/or under any applicable Laws relating to the Transactions, including but not limited to the approvals required from the Regulatory Consent Authorities under Section 8.07.

“Regulatory Consent Authorities” means the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Reorganization Intended Tax Treatment” has the meaning specified in Section 2.10.

“SAFEs” means the simple agreements for future equity between the Company and the holders set forth on Schedule 4.06(b).

“Schedules” means the Acquiror Schedules and the Company Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Share Issuance Proposal” has the meaning specified in Section 8.02(c).

“Shareholder Action” has the meaning specified in Section 7.09.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means, individually, Northern Revival Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” has the meaning specified in the recitals hereto.

“Sponsor Warrant Repurchase Amount” means $2,500,000.

“Subscription Agreement” means an agreement executed by a Transaction Financing Investor pursuant to which such Transaction Financing Investor has committed to invest cash in Acquiror in order to acquire Acquiror Common Stock prior to or in connection with the Closing.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, the term “Subsidiary” in this Agreement shall also refer to PowerTec and Vega, and their respective subsidiaries, entities which will be Subsidiaries of the Company as of the Closing.

“SGA” means the Superannuation Guarantee (Administration) Act 1992.

“Surviving Provisions” has the meaning specified in Section 11.02.

“TAA” means Taxation Administration Act 1953 (Cth).

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, goods and services tax (including GST), real property, capital stock, capital share, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Financing” has the meaning specified in the recitals hereto.

“Transaction Financing Incentive Shares” has the meaning set forth in Section 9.09(c).

“Transaction Investor” means any investor in the Transaction Financing.

“Transaction Proposal” has the meaning specified in Section  9.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“Unit Separation” means, the election of any holder of an Acquiror Unit, to separate such Acquiror Unit into Acquiror Ordinary Shares and Acquiror Public Warrants.

“Vega” means Vega Global Technologies Pty Ltd, an Australian proprietary company limited by shares.

“Vega Consideration” means the shares set forth on Schedule 4.06(b) to be issued to shareholders of Vega pursuant to the Binding Heads of Agreement between the Company and Vega, dated as of September 16, 2023.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02  Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) all references to money refer to the lawful currency of the United States.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(c) Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).

(d) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.

1.03  Knowledge. As used herein, the phrase “to the Knowledge” shall mean the actual knowledge of, in the case of the Company, and Natraj Balasubramanian, Darren McVean or Jay Stephenson, and, in the case of Acquiror, Aemish Shah and Manpreet Singh.

ARTICLE II
INITIAL MERGER

2.01  Initial Merger. At the Initial Merger Effective Time (as defined in Section 2.02), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act, Acquiror shall be merged with and into PubCo, the separate corporate existence of Acquiror shall cease and PubCo shall continue as the surviving company. PubCo as the surviving company after the Initial Merger is hereinafter referred to, after the Initial Merger Effective Time, as “PubCo” or “Initial Merger Surviving Corporation.”

2.02  Initial Merger Effective Time. Following the satisfaction or waiver (to the extent permitted by Applicable Law and the Acquiror Organizational Documents) of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by the Company and Acquiror, Acquiror shall cause the Initial Merger to be consummated one Business Day before the Closing Date (the date of such Initial Merger, or such later time as specified in the documents filed to effect such Merger in accordance with the Cayman Companies Act, being the “Initial Merger Effective Time”).

2.03  Effect of the Initial Merger. At the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Acquiror shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of PubCo, which shall include the assumption by PubCo of any and all agreements, covenants, duties and obligations of Acquiror set forth in this Agreement to be performed after the Initial Merger Effective Time, and all securities of PubCo issued and outstanding as a result of the conversion under Section 2.07 hereof shall be listed on the public trading market on which the Acquiror securities may be trading at such time.

2.04  Memorandum and Articles of Association. Effective at the Initial Merger Effective Time, the memorandum and articles of association of PubCo shall be amended and restated in its entirety in a form to be agreed by the Parties and shall be thereafter amended in accordance with its terms, the Governing Documents of PubCo and as provided by Applicable Law.

2.05  Directors and Officers of PubCo. The Parties shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of a total of five directors; all determined by the Company which include a sufficient number of independent directors meeting the listing requirements of Nasdaq.

2.06  Sponsor Share Forfeiture. Immediately prior to the Initial Merger Effective Time, the Sponsor shall surrender 1,500,000 Acquiror Class A Ordinary Shares.

2.07  Effect on Issued Securities of Acquiror.

(a) Conversion of Acquiror Ordinary Shares. At the Initial Merger Effective Time, every Acquiror Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall be converted automatically into one PubCo Ordinary Share. Such conversion will take effect as a redemption of Acquiror Ordinary Shares and an issuance of PubCo Ordinary Shares. At the Initial Merger Effective Time, all Acquiror Ordinary Shares shall cease to be outstanding and shall automatically be converted or canceled (as the case may be) and shall cease to exist. The holders of certificates previously evidencing Acquiror Ordinary Shares outstanding immediately prior to the Initial Merger Effective Time shall cease to have any rights with respect to such Acquiror Ordinary Shares, except as provided herein or by Applicable Law. Each certificate previously evidencing Acquiror Ordinary Shares shall be exchanged for a certificate representing the same number of PubCo Ordinary Shares upon the surrender of such certificate in accordance with Section 2.08.

(b) Acquiror Units. Immediately prior to the Initial Merger Effective Time, each issued and outstanding Acquiror Unit shall separate into its individual components of one Acquiror Ordinary Share and one-half of one Acquiror Warrant and all Acquiror Units shall cease to be outstanding and shall automatically be canceled. Each individually-separated component shall, at the Initial Merger Effective Time, be converted into one PubCo Ordinary Share and one-half of one PubCo Warrant; provided that no fractional warrants will be issued. The holders of certificates previously evidencing Acquiror Units outstanding immediately prior to the Initial Merger Effective Time shall cease to have any rights with respect to such Acquiror Units, except as provided herein or by Applicable Law.

(c) Acquiror Warrants. At the Initial Merger Effective Time, every issued and outstanding Acquiror Warrant immediately prior to the Initial Merger Effective Time shall be converted automatically into one PubCo Warrant. The certificates previously evidencing Acquiror Warrants outstanding immediately prior to the Initial Merger Effective Time shall represent an equal number of PubCo Warrants after the Initial Merger Effective time.

(d) Cancellation of Acquiror Ordinary Shares Owned by Acquiror. At the Initial Merger Effective Time, if there are any Acquiror Ordinary Shares that are owned by the Acquiror as treasury shares or any Acquiror Ordinary Shares owned by any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Initial Merger Effective Time, such shares shall be surrendered without any payment therefor.

(e) Cancellation of PubCo Ordinary Shares Owned by Acquiror. At the Initial Merger Effective Time, every issued and outstanding share(s) of PubCo owned by Acquiror, being the only issued and outstanding share(s) in PubCo immediately prior to the Initial Merger Effective Time, shall be canceled without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any securities of PubCo are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to PubCo or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of PubCo in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of PubCo or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.07, none of the Parties shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.08  Surrender of Securities. All PubCo Ordinary Shares and PubCo Warrants issued upon the surrender of Acquiror Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Acquiror Securities, provided that any restrictions on the sale and transfer of Acquiror Ordinary Shares and Acquiror Warrants shall also apply to the PubCo Ordinary Shares and PubCo Warrants so issued in exchange.

2.09  Lost Stolen or Destroyed Certificates. In the event any certificates of Acquiror Securities shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

2.10  Reorganization Intended Tax Treatment. For U.S. Federal income tax purposes, the Initial Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization Intended Tax Treatment”). Acquiror and PubCo hereby adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations. Acquiror and PubCo agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Reorganization Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Initial Merger for the Reorganization Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Initial Merger Effective Time has or may have on any such reorganization status. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Initial Merger is determined not to qualify for the Reorganization Intended Tax Treatment.

2.11  Taking of Necessary Action; Further Action. If, at any time after the Initial Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest PubCo with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Acquiror, the officers and directors of Acquiror and PubCo are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12  Agreement of Fair Value. Acquiror, PubCo and the Company respectively agree that the consideration payable for the Acquiror Securities represents the fair value of such Acquiror Securities for the purposes of Applicable Law.

ARTICLE III
CLOSING; CONVERSION OF COMPANY CONVERTIBLE SECURITIES; SHARE EXCHANGE

3.01  Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place as promptly as practicable, at least one (1) Business Day following the Initial Merger. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.

3.02  Conversion of Company Convertible Securities. Prior to the Effective Time, all Company Convertible Securities outstanding shall be converted into Company Shares in accordance with the agreements governing such Company Convertible Securities. In connection therewith, all such holders shall enter into agreements with PubCo acknowledging full release of all claims in connection with the underlying agreements.

3.03  Share Exchange. Subject to the provisions of this Agreement, on the Closing Date, the Company, the Company Shareholders and PubCo shall execute and deliver a Share Sale Agreement (the “Share Sale Agreement”), pursuant to which the Company Shareholders shall be entitled to have issued to them by PubCo, in the aggregate, shares of PubCo Ordinary Shares (the “Exchange Shares”) with an aggregate value equal to the Equity Value. The aggregate number of Exchange Shares shall be determined by dividing the Equity Value by $10.00. Each Company Shareholder shall receive its pro rata share of the Exchange Shares based on the percentage of Company Shares owned by such Seller as compared to the total number of Company Shares owned by all Company Shareholders immediately prior to the Effective Time but after the conversion of all Company Convertible Securities. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by PubCo by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that would otherwise be received by such Person) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Ordinary Share.

3.04  Equitable Adjustments. If, between the date of this Agreement and the Initial Merger Effective Time, the outstanding Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 6.14(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding Acquiror Ordinary Shares (or any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Ordinary Shares (or any other equity security interests in Acquiror), then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares or Acquiror Ordinary Shares (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of Acquiror Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.04 shall not be construed to permit Acquiror or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.05  Delivery of Consideration.

(a) At least five (5) Business Days prior to the target Closing Date agreed between the Parties, Acquiror and PubCo shall provide to the Company, who shall cause to be delivered to each Company Shareholder at the address provided to Acquiror and PubCo by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against PubCo and the Company arising out of or related to such holder’s ownership of Company Shares, and (iii) specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of the Company Shares to PubCo (including all certificates representing Company Shares to the extent such Company Shares are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Securities representing Company Shares, to the extent such Company Shares are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror and PubCo, the holder of such Company Shares shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the consideration described in Section 3.01(b). Until surrendered as contemplated by this Section 3.05(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each Company Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the consideration described in Section 3.01(a) which the holders of Company Shares were entitled to receive in respect of such shares pursuant to this Section 3.05(b).

3.06  Lost Securities. In the event any Company Security has been lost, stolen, mutilated or destroyed, upon the delivery of an affidavit of that fact by the Person claiming such Company Security to be lost, stolen or destroyed and, if required by PubCo, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Security, PubCo shall issue or pay in exchange for such lost, stolen, mutilated or destroyed Company Security the consideration issuable or payable in respect thereof as determined in accordance with this Section 3.06.

3.07  Section 368 Reorganization.

3.08  Withholding. Each of Acquiror, PubCo and the Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.08 other than with respect to compensatory payments made pursuant to this Agreement, Acquiror and PubCo shall use commercially reasonably efforts to give the Company at least five (5) days prior written notice of any anticipated deduction or withholding to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably cooperate with the Company to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.08. To the extent that Acquiror, PubCo, the Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes of this Agreement. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Transactions treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.09  Payment of Expenses.

(a) Three (3) Business Days prior to the Closing Date, the Company shall provide to Acquiror and PubCo the Closing Statement, setting forth a written report of the following unpaid fees and expenses incurred by or on behalf of the Company in connection with this Agreement, preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the documented fees and disbursements of outside counsel, accountants, investment bankers, financial advisors, experts and consultants to the Company incurred in connection with the Transactions and (ii) the fees and expenses relating to the PCAOB audit (collectively, the “Outstanding Company Expenses”). At the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses. For the avoidance of doubt, Outstanding Company Expenses shall not include any expenses incurred in connection with the Transactions by or on behalf of Sellers.

(b) Three (3) Business Days prior to the Closing Date, Acquiror and PubCo shall provide to the Company a written report setting forth (i) a list of all unpaid fees and disbursements of Acquiror, PubCo or the Sponsor for outside counsel and fees and expenses of Acquiror, PubCo or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, PubCo or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees), the Transactions or other proposed business combination with other third parties (together with written invoices and wire transfer instructions for the payment thereof), (ii) the amount of repayment of any loans to the Sponsor or its Affiliates, and (iii) the Sponsor Warrant Repurchase Amount to be paid for the Acquiror Private Placement Warrants held by the Sponsor (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

3.10  Organizational Documents of PubCo and the Company.

(a) At the Initial Merger Effective Time, the memorandum and articles of association of PubCo shall be amended and restated in their entirety to be the PubCo Charter until thereafter supplemented or amended in accordance with their terms and the Cayman Companies Act.

(b) At the Effective Time by virtue of the Transactions, the Company Charter as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to appropriately reflect the Transactions, until thereafter supplemented or amended in accordance with their terms and the Australian Companies Act.

3.11  Directors and Officers of PubCo and the Company.

(a) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Acquiror and PubCo shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of a total of five directors; all determined by the Company which include a sufficient number of independent directors meeting the listing requirements of Nasdaq. On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing.

(b) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror and PubCo shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of PubCo (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c) The directors of PubCo shall also be appointed by PubCo to be the directors of the Company from and after the Effective Time, in each case, to hold office in accordance with the Governing Documents of the Company.  Each person appointed as a director of the Company pursuant to the preceding sentence shall remain in office as a director of the Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

3.12  Acquisition Intended Tax Treatment. For U.S. Federal income tax purposes, (a) it is intended that (i) the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Share Exchange within the meaning of Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, ((a) and (b), together, the “Acquisition Intended Tax Treatment”)., The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Share Exchange for the Acquisition Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Share Exchange is determined not to qualify for the Acquisition Intended Tax Treatment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror and PubCo as follows:

4.01  Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Charter and Company Constitution previously made available by the Company are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is licensed or duly qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02  Subsidiaries. A complete list of each Company Subsidiary and its jurisdiction of incorporation, formation or organization, outstanding equity securities, and holders of equity securities (including respective numbers and percentages), as applicable, is set forth on Schedule 4.02. The Company Subsidiaries have been duly formed or organized and are validly existing and in good standing under the Laws of their jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign corporation or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary Charter and other Subsidiary organization documents previously made available by the Company are true, correct and complete and are in effect as of the date of this Agreement.

4.03  Due Authorization. As of the date of this Agreement, the Company has obtained the Company Advance Shareholder Approval. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform its obligations hereunder and thereunder and to consummate the Transactions and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the Transactions and thereby have been duly and validly authorized and approved by the Company Board, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Advance Shareholder Approval is the only vote of the holders of any class or series of shares in the capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.

4.04  No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or any Subsidiary, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any Subsidiary, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which the Company or any Subsidiary is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any Subsidiary, except (in the case of clause , (c) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company or any Subsidiary with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (c) as otherwise disclosed on Schedule 4.05.

4.06  Capitalization.

(a) The issued and outstanding share capital of the Company consists of 11,069,578 ordinary shares of the Company (the “Company Shares”) and 2,930,422 Company Convertible Securities

(b) All of the issued and outstanding Company Shares and Company Convertible Securities (i) have been duly authorized and validly issued and allotted and are fully paid and, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.06(b), are fully vested. Set forth on Schedule 4.06(b) is a true, correct and complete list of each holder of Company Shares and Company Convertible Securities and the number of Company Shares and Company Convertible Securities held by each such holder as of the date hereof. Except as set forth in this Section 4.06(b), there are no other Company Shares, Company Convertible Securities or other equity interests of the Company authorized, reserved, issued or outstanding.

(c) All of the outstanding equity of each direct and indirect Subsidiary is owned, or, in the case of PowerTec and Vega, will be owned prior to the Effective Time, by the Company. The capitalization of each Subsidiary is set forth on Schedule 4.02. The equity of each Subsidiary (i) has been duly authorized and validly issued and allotted and are fully paid and, (ii) was issued in compliance in all material respects with applicable Law, (iii) was not issued in breach or violation of any preemptive rights or Contract, and (iv) is fully vested. Except as set forth in this Section 4.06(c), there are no other equity interests of any direct or indirect Subsidiary authorized, reserved, issued or outstanding.

4.07  Financial Statements.

(a) Attached as Schedule 4.07 are: (a) (i) the audited financial statements of Raptor 300 for the years ended June 30, 2022 and 2021, together with the auditor’s reports thereon and (ii) the audited financial statements of PowerTec and the Subsidiaries that currently comprise Vega for the years ended June 30, 2022 and 2021 (the “Audited Financials”) and (b) the audited balance sheets of the Company and each Subsidiary (or the Subsidiaries which currently comprise such entity) as of December 31, 2022 (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position, results of operations, income (loss), changes in equity and cash flows as of the dates and for the periods indicated in such Financial Statements (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments).

(b) BDO LLP, who will certify the consolidated financial statements of the Company to be provided in the Registration Statement, is an independent registered public accounting firm as required by the Securities Act and registered with the PCAOB.

(c) Akhil Sobti, Chartered Accountant, the auditor for the financial statements for PowerTec and each of the Subsidiaries which comprise Vega, is an independent registered public accounting firm as required by the Securities Act and registered with the AICPA.

(d) There are no outstanding loans or other extensions of credit made by the Company or any Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary.

4.08  Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company or its Subsidiaries (and the notes thereto) prepared in accordance with IFRS consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder, or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.09  Litigation and Proceedings. Except as set forth in Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company and its Subsidiaries, there are no pending or threatened investigations against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries’ assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company, its Subsidiaries nor any property, asset or business of the Company or its Subsidiaries are subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries.

4.10  Compliance with Laws.

(a) Except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 4.19) and compliance with Tax Laws (which are being made solely pursuant to Sections 4.13 and  4.15), and, the Company and its Subsidiaries are, and since December 31, 2019 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2019.

(b) Since December 31, 2019, (i) there has been no action taken by the Company, its Subsidiaries or, to the knowledge of Company, any officer, director, manager, employee, agent or representative of Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) the Company and each Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) No Company or Subsidiary has engaged in any activity, practice or conduct that would constitute a contravention of any of the applicable Anti-Money Laundering Laws. No Company or Subsidiary is or has been the subject of any investigation, enquiry or enforcement proceedings by any Governmental Authority or other agency regarding any contravention or alleged contravention under any of the Anti-Money Laundering Laws. Neither the Company nor any Subsidiary is aware of any investigation, enquiry or proceeding that is pending or, to the knowledge of the Company, threatened, nor any circumstances likely to give rise to any such investigation, enquiry or proceeding. The Company and each Subsidiary have conducted themselves in material compliance with the Anti-Money Laundering Laws and have instituted and maintain policies, procedures, systems and controls designed to promote and achieve compliance with the Anti-Money Laundering Laws.

(d) Since December 31, 2019, (i) there has been no action taken by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, in material violation of any applicable International Trade Laws, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.11  Intellectual Property.

(a) Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or any of its Subsidiaries, including any interests under Part 11 of the Trade Marks Act 1995 (Cth) (the “Registered Intellectual Property”), all of which are valid, enforceable and subsisting and are sufficient to operate the business as currently conducted. Except (i) as set forth on Schedule 4.11(a), the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Registered Intellectual Property set forth on Schedule 4.11(a) and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b) Except (i) as set forth on Schedule 4.11(b), no Actions are pending or, to the Company’s knowledge, threatened (including unsolicited offers to license Patents) against the Company or any of its Subsidiaries by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party or by the Company or any of its Subsidiaries or in the conduct of the Company’s or any Subsidiary’s business. Except (x) as set forth on Schedule 4.11(b) or, neither the Company nor any Subsidiary is a party to any pending Actions claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property. Except as set forth on Schedule 4.11(b), within the five (5) years preceding the date of this Agreement, the Company, its Subsidiaries, its products and services and the conduct of the Company’s and the Subsidiaries’ business have not, to the knowledge of the Company, infringed, misappropriated or otherwise violated the Intellectual Property of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property. To the knowledge of the Company, the Company or one of its Subsidiaries either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software and IT Systems used in or necessary to conduct its business, except for such Company Intellectual Property and Company Software and IT Systems with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the Transactions.

(c) The Company has undertaken commercially reasonable efforts to protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property.

(d) No director, officer or employee of the Company or any of its Subsidiaries has any ownership interest in any of the Owned Intellectual Property. The Company and its Subsidiaries have implemented policies whereby employees and contractors of the Company or any of its Subsidiaries who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries is required to assign to the Company or any of its Subsidiaries all of such employee’s or contractor’s rights therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company or one of its Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or one of its Subsidiaries by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or one of its Subsidiaries).

(e) Except as set forth on Schedule 4.11(e), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.

(f) The Company and its Subsidiaries are in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company or its Subsidiaries in any way.

(g) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Owner Intellectual Property or Owned Company Software (collectively, “Copyleft Terms”).

(h) Except as set forth on Schedule 4.11(h), (i) with respect to all material Owned Company Software, the Company is in actual possession or control of the applicable material source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software, (ii) the Company has not disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s rights in such source code and obligates the employee or contractor to maintain the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Company is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Schedule 4.11(h) or under non-exclusive licenses granted by the Company to contractors engaged to perform services for the Company or to customers in the ordinary course of business, no Person other than the Company has any rights to use any Owned Company Software.

(i) In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any information or Protected Data, the Company is and has been, in compliance in all material respects with all Privacy and Security Requirements. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all systems, information and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(i), the Company has not experienced any security incident that has compromised the integrity or availability of the Company’s network, systems, data or information. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. Neither the Company nor any Company Subsidiary has received, nor provided, any notice of any claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements or any other security incidents.

(j) The IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the Company or any of the Company’s Subsidiaries, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two-year period preceding the date hereof, (iii) the Company and each of the Company’s Subsidiaries has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the Company or any of the Company’s Subsidiaries to notify customers or employees of such breach or intrusion.

(k) The Software is free of material defects and complies with all applicable laws in all material respects. To the knowledge of the Company, the Software does not contain any virus, worm, trojan horse, time bomb or any other code or item intended or designed to permit unauthorized access to, or disable, damage, impair or interrupt the normal operation of the software or any other information technology used by the Company or any Subsidiary in its business.

4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company or one of the Company’s Subsidiaries is a party or by which their respective assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”).

(i) each employee collective bargaining Contract;

(ii) any Contract pursuant to which the Company or any of the Company’s Subsidiaries (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the Company or one of the Company’s Subsidiaries excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business);

(iii) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or any of the Company’s Subsidiaries to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv) any Contract under which the Company or any of the Company’s Subsidiaries has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $500,000;

(v) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since December 31, 2020, involving consideration in excess of $1,000,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 in any calendar year, in each case, other than sales or purchases in the ordinary course of business;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $500,000 in the calendar year ending December 31, 2022; and

(viii) any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company.

(b) Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since December 31, 2021, the Company and its Subsidiaries have not received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2021 through the date hereof, the Company and its Subsidiaries have not received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Subsidiary or pursuant to which the Company or any Subsidiary has or may have any material liabilities.

(b) Each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code in all material respects and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(d) Neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6) year period prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(e) With respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no material administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(f) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan, Contract with any consultant and independent contractor or against the assets of any Company Benefit Plan or such Contract.

(g) Except as set forth in Schedule 4.13(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Company to terminate any Company Benefit Plan or Contract with any consultant or independent contractor.

(h) No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company or any Subsidiary who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions. Neither the Company nor any Subsidiary has agreed to pay, gross up or otherwise indemnify any employee, director or contractor for any tax imposed under Section 4999 of the Code, 409A of the Code or otherwise.

4.14 Labor Matters.

(a) (i) Neither the Company nor any Subsidiary is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or any Subsidiary, (ii) no labor union or organization, works council or group of employees of the Company or any Subsidiary has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company or any Subsidiary, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2020, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries.

(c) Neither the Company nor any Subsidiary is delinquent in payments to any employees or former employees in any material amounts for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or any Subsidiary at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any Subsidiary or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any Subsidiary or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e) To the knowledge of the Company, all employees of the Company and its Subsidiaries are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(f) Neither the Company nor any Subsidiary has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

(g) The Company and each Subsidiary have complied in all material respects with their obligations under each agreement, statute, modern award, enterprise agreement or other industrial instrument relating to the employees.

(h) Each person who is subject to a contract for services with the Company or any Subsidiary can, subject to any State or Federal legislation relating to, among other things, unlawful termination and unfair dismissal, be lawfully terminated as an employee on one months’ notice or less without payment of any damages or compensation, including severance or redundancy payments.

(i) The Company and its Subsidiaries have kept adequate and suitable records regarding the service of each employee and such records meet the Company’s and each Subsidiary’s record keeping obligations under the Fair Work Act 2009 (Cth).

(j) Neither the Seller nor any Subsidiary pays salary or provides other benefits to any employee at a rate or in a manner exceeding that person’s entitlement under that employee’s employment agreement, legislation (including the SGA), modern awards, enterprise agreements and industrial instruments applicable to that person.

4.15 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company or any Subsidiary have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All income and other material Taxes of the Company or any Subsidiary due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS or GAAP as applicable.

(c) The Company and each Subsidiary has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such withheld amounts required to have been remitted to the appropriate Governmental Authority.

(d) Neither the Company nor any Subsidiary is currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Neither the Company nor any Subsidiary has received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Subsidiary, and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Neither the Company nor any Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(g) Except with respect to deferred revenue or prepaid subscription revenues collected by the Company in the ordinary course of business, the Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing other than in the ordinary course of business; or (D) prepaid amount received prior to the Closing, other than in respect of such amounts reflected in balance sheets included in the Financial Statements, or received in the ordinary course of business.

(h) There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(i) The Company does not have any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(j) The Company is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person (other than the Company or any of its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes.

(k) The Company has not made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.

(l) The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) The Company is in compliance in all material respects with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(n) Neither the Company nor any Subsidiary has sought (or is taken to have sought by virtue of the entry history rule under Section 701-5 of the ITAA 1997) capital gains tax relief under Sub division 126 B of the ITAA 1997 or former section 160ZZO of the ITAA 1936 in respect of any asset acquired by the Company or a Subsidiary.

(o) No Tax is or will be payable by the Company or any Subsidiary by reason of the application of Sub-division 104-J of the ITAA 1997 in relation to any agreement or transaction.

(p) Neither the Company nor any Subsidiary has a tainted share capital account or a share capital account that is taken to be tainted within the meaning of Division 197 of the ITAA 1997 or under the former section 160ARDM of the ITAA 1936 and neither the Company nor any Subsidiary has taken any action that would cause the Company’s share capital account to be a tainted share capital account, nor has an election been made at any time to untaint the Company’s or any Subsidiary’s share capital account.

(q) Neither the Company nor any Subsidiary has made any election or made any choice under Division 230 of the ITAA 1997.

(r) All tax losses of the Company and any Subsidiary are fully available for use by the relevant entity subject to the Company satisfying the conditions in section 165-13 of the ITAA 1997.

(s) Neither the Company nor any Subsidiary has made an interposed entity election pursuant to section 272-85 of Schedule 2F to the ITAA 1936.

(t) Each Company and Subsidiary has: (i) complied with all provisions of the former Part IIIAA of the ITAA 1936 and Part 3-6 of the ITAA 1997 including maintaining proper records of franking debits and franking credits for the purposes of both the ITAA 1936 and the ITAA 1997 and (ii) provided distribution statements within the meaning of section 202-80 of the ITAA 1997 to shareholders in respect of all dividends paid by the Company or a Subsidiary.

(u) Neither the Company nor any Subsidiary (i) has notified, nor was required to notify, a Governmental Authority about variances in its benchmark franking percentage under subdivision 204-E of the ITAA 1997; or (ii) will have a deemed or actual franking deficit at the end of any year of income.

(v) Neither the Company nor any Subsidiary has paid or will as of the Closing Date have paid any amount, other than a duly declared dividend, which would or may constitute a dividend under the Tax Act.

(w) Neither the Company nor any Subsidiary has made any election to form a Consolidated Group or a MEC Group and neither the Company nor any Subsidiary has ever been a member of a Consolidated Group or MEC Group.

(x) Neither the Company nor any Subsidiary has entered into or been a party to any transaction which contravenes, and no Tax or Duty is or will be payable by the Company or any Subsidiary as a result of, sections 45 to 45D and Part IVA of the ITAA 1936 and Division 204 of Part 3-6 of the ITAA 1997).

(y) Neither the Company nor any Subsidiary: (i) has paid any material amount on account of, or in respect of, GST to any entity which it was not contractually required to pay; and (ii) is a party to any document, instrument, contract, agreement, deed or transaction in respect of which it is or will become liable to pay GST in circumstances where the Company or Subsidiary has no express entitlement to increase the consideration payable under the document, instrument, contract, agreement, deed or transaction or otherwise seek reimbursement so that the Company or Subsidiary retains the amount it would have retained but for the imposition of GST.

(z) The Company and each Subsidiary: (i) is registered for GST under the GST Law; (ii) has complied in all respects with the GST Law; (iii) is not in default of any obligation to make or lodge any payment or GST Return or notification under the GST Law; (iv) has adequate systems established for it to ensure it complies with the GST Law; and (v) where it has the right to require another party to any such agreement or arrangement to pay to it an amount on account of, or in respect of, GST, has enforced that right. Neither the Company nor any Subsidiary is or has ever been a Member of a GST Group.

(aa) All documents, instruments, contracts, agreements, deeds or transactions which are liable to Duty, or necessary to establish the title of each Company or Subsidiary to an asset, have had Duty paid in full in accordance with all applicable Tax Laws.

(bb) No event has occurred, or will occur, as a result of anything provided for in this agreement, or as a result of this agreement itself, as a result of which any Duty from which the Company or any Subsidiary may have obtained an exemption or other relief may become payable on any document, instrument, contract, agreement, deed or transaction.

(cc) The Company is not aware of any facts or circumstances, nor has it taken or agreed to take any action, either alone or in combination, that would reasonably be expected to prevent or impede the Initial Merger from qualifying for the Reorganization Intended Tax Treatment or the Share Exchange from qualifying for the Acquisition Intended Tax Treatment.

4.16 Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company for which the Company has any obligation.

4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. With respect to each such insurance policy required to be listed on Schedule 4.17, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18 Real Property; Assets.

(a) The Company does not own any real property. The Company is not a party to any agreement or option to purchase any real property or material interest therein.

(b) Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror and PubCo true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror and PubCo and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the Transactions, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default or breach by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. The Company has not received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or by the other parties thereto. The Company has not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. The Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e) The Company has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

4.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company is and, during the last three (3) years, has been in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c) the Company is not subject to and has not received any Governmental Order relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) no Action is pending or, to the knowledge of the Company, threatened and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Company’s compliance with or liability under Environmental Law;

(e) the Company has made available to Acquiror and PubCo all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable in its possession, custody or control.

(f) Notwithstanding any other provision of this Article IV, this Section 4.19 contains the exclusive representations and warranties of the Company with respect to environmental matters.

4.20 Absence of Changes. Except (i) as set forth on Schedule 4.20 and (ii) in connection with the Transactions, from December 31, 2020 through and including the date of this Agreement, the Company and its Subsidiaries (1) have, in all material respects, conducted their respective business and operated their properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) have not taken any action that is both material to the Company or its Subsidiaries and would require the consent of Acquiror pursuant to Section 7.01 if such action had been taken after the date hereof.

4.21 Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23 Permits. The Company and its Subsidiaries have obtained and hold all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted,. Each Material Permit is in full force and effect in accordance with its terms; no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company; to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and the Company and its Subsidiaries are in compliance with all Material Permits applicable to the Company or its Subsidiaries.

4.24 Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.25 Operation of the Business during COVID-19. None of the Company’s actions and inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Company experiencing any material business interruption or material losses, or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 7.01.

4.26 Company Support Agreement. The Company has delivered to Acquiror and PubCo a true, correct and complete copy of the Company Support Agreement. The Company Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Company Support Agreement is a legal, valid and binding obligation of the Company Shareholders party thereto, and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Company Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company Shareholders party to the Company Support Agreement under any term or condition of the Company Support Agreement.

4.27 Books and Records. The books and records of the Company and each Subsidiary have been maintained, in all material respects in accordance with reasonable business practice.

4.28 Sufficiency of Assets. The Company and its Subsidiaries own, have the right to use, or have good and valid title to and have full power and right, all of the assets necessary and sufficient to operate the business, as currently conducted and as proposed to be conducted.

4.29 Superannuation.

(a) As at the date of this agreement, the Funds are the only superannuation funds to which the Company or any Subsidiary contributes or are required to make superannuation contributions in respect of the employees. The Company and each Subsidiary have complied with all their obligations to make superannuation contributions which they are obliged to make on behalf of the Employees. Each Company’s and Subsidiary’s Fund is a complying superannuation fund for the purposes of the Superannuation Industry (Supervision) Act 1993 (Cth) and the Income Tax Assessment Act 1936 (Cth). The Company and each Subsidiary have provided at least the prescribed minimum level of superannuation support and made contributions that satisfy the choice of fund requirements for each Employee so as not to incur a shortfall amount under the SGA.

(b) The Company and each Subsidiary have made all contributions in accordance with the contribution rate set by the trustee and have paid all other amounts (including insurance premiums and administration costs), in respect of any defined benefits superannuation fund, in respect of any employees who are members of a defined benefit superannuation fund. There are no Claims outstanding or threatened or pending for disability benefits under the Company’s or any Subsidiary’s Fund.

4.30 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company, any Subsidiary or the Company’s or Subsidiary’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror shall rely on its own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror and PubCo or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror and PubCo or their Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Schedules to this Agreement (which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), each Seller, severally and not jointly, represents and warrants to Acquiror and PubCo as follows:

5.01 Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.02 Ownership. Such Seller owns good, valid and marketable title to the Company Shares set forth opposite such Seller’s name on Annex I, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Governing Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Company Shares other than this Agreement. Upon delivery of such Seller’s Company Shares to PubCo on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Acquiror), will pass to PubCo.

5.03 No Conflict. The execution, delivery and performance of this Agreement by such Seller and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Company’s Governing Documents or any Governing Documents of any Subsidiaries of the Company, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to such Seller or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of such Seller, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened, nor any Action is outstanding, against or involving such Seller, whether at law or in equity, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

5.05 No Other Representations. Except for the representations and warranties expressly made by such Seller in this Article V or as expressly set forth in an Ancillary Document, neither such Seller nor any other Person on its behalf makes any express or implied representation or warranty with respect to such Seller or the Transactions, and such Seller hereby expressly disclaims any other representations or warranties, whether implied or made by such Seller or any of its Representatives.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND PUBCO

Except as disclosed in the Acquiror SEC Documents, filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein) or set forth in the Acquiror Schedules to this Agreement (which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Acquiror and PubCo, jointly and severally, represent and warrant to the Company as follows:

6.01 Corporate Organization. Each of Acquiror and PubCo is duly incorporated and is validly existing as a company in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of Acquiror Organizational Documents previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. The copies of the Governing Documents of PubCo previously delivered by PubCo to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror and PubCo is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Governing Documents. Each of Acquiror and PubCo is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into and perform its obligations under this Agreement and consummate the Transactions.

6.02 Due Authorization.

(a) Each of Acquiror and PubCo has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section  6.06), upon receipt of the Acquiror Shareholder Approval and effectiveness of the PubCo Charter, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Ancillary Agreements by Acquiror and PubCo and the consummation of the Transactions have been duly, validly and unanimously authorized by all requisite action and, except for the Acquiror Shareholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or PubCo is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s or PubCo’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by Acquiror and PubCo and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of Acquiror or PubCo, enforceable against Acquiror or PubCo in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) (i) The approval by a special resolution in accordance with the Governing Documents of Acquiror requiring the affirmative vote of a majority of at least two thirds of the votes cast at the quorate Extraordinary General Meeting, in person or represented by proxy and entitled to vote thereon, is required to approve the Amendment Proposal (the “Special Resolution”). The approval by an ordinary resolution in accordance with the Governing Documents of Acquiror requiring the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Share Issuance Proposal, and (iii) the Acquiror Incentive Plan Proposal, in each case, assuming a quorum is present (the approval by Acquiror Shareholders of all of the foregoing, and together with the Special Resolution, collectively, the “Acquiror Shareholder Approval”). The Acquiror Shareholder Approval are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the Transactions (including the Closing); and (ii) The only corporate approval required for PubCo is (i) shareholder resolutions approving (a) an increase in authorized share capital, (b) the amended and restated Memorandum and Articles of Association, and (ii) board resolutions approving merger and entry into this agreement.

(c) The Acquiror Board has duly adopted resolutions that: (i) this Agreement and the Transactions are fair to, advisable and in the best interests of Acquiror ; (ii) approved the Transactions as a Business Combination; (iii) approved this Agreement and the Transactions, the execution and delivery by Acquiror of this Agreement and Acquiror’s performance of its obligations under this Agreement and consummation of the Transactions and (v) resolved to recommend to the shareholders of Acquiror approval of each of the matters requiring Acquiror Shareholder Approval.

(d) The PubCo Board has duly adopted resolutions that: provide. (i) this Agreement and the Transactions are fair to, advisable and in the best interests of PubCo and (ii) approved this Agreement and the Transactions, the execution and delivery by PubCo of this Agreement and PubCo’s performance of its obligations under this Agreement and consummation of the Transactions.

6.03 No Conflict. The execution, delivery and performance of this Agreement by Acquiror and PubCo and upon receipt of the Acquiror Shareholder Approval and the effectiveness of the PubCo Charter, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents or the Governing Documents of PubCo, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, PubCo or any of their properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror, PubCo or any of their Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or PubCo, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror or PubCo, threatened, Actions and, to the knowledge of Acquiror or PubCo, there are no pending or threatened investigations, in each case, against Acquiror or PubCo, or otherwise affecting Acquiror, PubCo or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror or PubCo which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

6.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions, each of Acquiror and PubCo is, and since the date of incorporation of Acquiror and PubCo has been, in compliance in all material respects with all applicable Laws. Neither Acquiror or PubCo has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or PubCo at any time since the dates of incorporation of Acquiror or PubCo, which violation would reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Since the dates of incorporation of Acquiror and PubCo, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror or PubCo, or, to the knowledge of Acquiror and PubCo, any officer, director, manager, employee, agent or representative of Acquiror or PubCo, in each case, acting on behalf of Acquiror or PubCo, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror or PubCo has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror or PubCo has initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror or PubCo has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) Since the dates of incorporation of Acquiror and PubCo, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror or PubCo, or, to the knowledge of Acquiror and PubCo, any officer, director, manager, employee, agent or representative of Acquiror or PubCo, in each case, acting on behalf of Acquiror or PubCo, in violation of any applicable International Trade Laws, (ii) neither Acquiror or PubCo has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror or PubCo has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither Acquiror or PubCo has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

6.06 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or PubCo with respect to Acquiror’s or PubCo’s execution or delivery of this Agreement or the consummation of the Transactions, except for applicable requirements of Cayman Companies Act, the HSR Act and any other applicable Antitrust Law, Securities Laws, Nasdaq and the filing of the PubCo Charter.

6.07 Financial Ability; Trust Account.

(a) Set forth on Schedule 6.07 is a true and accurate record, as of the date identified on Schedule 6.07, of the balance invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 1, 2021 by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated February 1, 2021. Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Except as set forth on Schedule 6.07, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder and the completion of the Transactions, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

6.08 Taxes.

(a) All material Tax Returns required by Law to be filed by Acquiror and PubCo have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All material amounts of Taxes shown due on any Tax Returns of Acquiror or PubCo and all other material amounts of Taxes owed by Acquiror or PubCo have been timely paid.

(c) Each of Acquiror and PubCo has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Neither Acquiror nor PubCo is currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Neither Acquiror nor PubCo has received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror or PubCo does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror or PubCo, and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor PubCo is aware of any facts or circumstances, nor has taken or agreed to take any action, that, either alone or in combination, would reasonably be expected to prevent or impede the Initial Merger from qualifying for the Reorganization Intended Tax Treatment or the Share Exchange from qualifying for the Acquisition Intended Tax Treatment. There are no Liens with respect to Taxes on any of the assets of Acquiror or PubCo, other than Permitted Liens.

(f) Neither Acquiror nor PubCo has any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(g) Neither Acquiror nor PubCo is a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(h) Acquiror is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(i) PubCo is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

6.09  Brokers’ Fees. Except for fees described on Schedule 6.09 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the Transactions (including the Transaction Financing) or as a result of the Closing, in each case, including based upon arrangements made by Acquiror, PubCo or any of their respective Affiliates, including the Sponsor.

6.10 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since the date of incorporation of Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with U.S. GAAP.

(d) Marcum LLP, who has certified certain financial statements of the Company, is an independent registered public accounting firm as required by the Securities Act.

(e) Acquiror maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that (i) complies with the requirements of the Exchange Act, (ii) has been designed by Acquiror’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and (iii) is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and, except as disclosed on Schedule 6.10, Acquiror’s internal control over financial reporting is effective and Acquiror is not aware of any material weaknesses in its internal control over financial reporting.

(f) Since the date of Acquiror’s latest audited financial statements filed with the SEC, there has been no change in Acquiror’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, Acquiror’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Except as disclosed in the Acquiror SEC Reports, Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to any Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.11 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Since its incorporation, PubCo has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Governing Documents of PubCo, there is no agreement, commitment or Governmental Order binding upon PubCo or to which PubCo is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PubCo or any acquisition of property by PubCo or the conduct of business by PubCo as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the ability of PubCo to enter into and perform its obligations under this Agreement and consummate the Transactions.

(c) Neither Acquiror nor PubCo owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror and PubCo have no interests, rights, obligations or liabilities with respect to, and are not party to, bound by or have their assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(d) There is no liability, debt or obligation against Acquiror, PubCo or their Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the fiscal year ended December 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the fiscal year ended December 31, 2022 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).

6.12 Registration Statement. As of the time the Registration Statement is declared effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror and PubCo make no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror and PubCo by or on behalf of the Company specifically for inclusion in the Registration Statement.

6.13 Reserved.

6.14 Capitalization.

(a) As of the date hereof, the authorized share capital of Acquiror is $55,500 divided into(i) 5,000,000 preference shares, with a par value of $0.0001 per share, (ii) 500,000,000 Acquiror Class A Ordinary Shares, with a par value of $0.0001 per share and (iii) 50,000,000 Acquiror Class B Ordinary Shares. Each Acquiror Warrant entitles the holder thereof to purchase one Acquiror Class A Ordinary Share at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Acquiror Warrant Agreements. As of September 15, 2023, (a) no preference shares of Acquiror are issued and outstanding; (b) 7,947,743 Acquiror Class A Ordinary Shares are issued and outstanding; (c) 1 Acquiror Class B Ordinary Share is issued and outstanding and (d) Acquiror has, after giving effect to the Unit Separation, issued Acquiror Warrants, consisting of 8,050,000 Acquiror Public Warrants (including all Acquiror Warrants that have not been separated from the outstanding Acquiror Units) and 4,553,334 Acquiror Private Placement Warrants, all of which are held by the Sponsor. All of the issued and outstanding Acquiror Ordinary Shares and Acquiror Warrants (including the Acquiror Ordinary Shares underlying the Acquiror Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b) Except for this Agreement and the Acquiror Warrants there are no (i) subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Ordinary Shares or any other equity interests of Acquiror, and (ii) except as set forth on Schedule 6.14(b), any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror. Except as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror.

(c) As of the date hereof, the authorized capital stock of PubCo consists of 50,000 ordinary shares.

6.15 Nasdaq Stock Market Quotation. The Acquiror Units, the Acquiror Public Warrants and the issued and outstanding Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “NRACU” (with respect to the Acquiror Units), “NRAC” (with respect to the Acquiror Class A Ordinary Shares), and “NRACW” (with respect to the Acquiror Warrants). Acquiror is in material compliance with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Ordinary Shares or the Acquiror Public Warrants or terminate the listing of such on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Ordinary Shares or the Acquiror Public Warrants under the Exchange Act.

6.16 Contracts; No Defaults.

(a) Schedule 6.16 contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, PubCo, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 6.16 have, as indicated on Schedule 6.16, been filed with the SEC or are to be filed with the SEC not later than the date of Acquiror’s Form 10-K for the fiscal year ended December 31, 2022.

(b) Each Contract of a type required to be listed on Schedule 6.16, whether or not set forth on Schedule 6.16, was entered into on arm’s length terms and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 6.16(a), whether or not set forth on Schedule 6.16, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of PubCo, Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror and PubCo, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror and PubCo, are enforceable by PubCo, Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, PubCo or, to the knowledge of Acquiror and PubCo, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since its incorporation, neither Acquiror or PubCo has received any written or, to the knowledge of Acquiror and PubCo, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror and PubCo, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or PubCo or, to the knowledge of Acquiror and PubCo, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since the dates of their respective incorporations, through the date hereof, neither Acquiror nor PubCo has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

6.17 Title to Property. Neither Acquiror nor PubCo (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

6.18 Investment Company Act. Neither Acquiror nor PubCo is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.19 Affiliate Agreements. Except as set forth on Schedule 6.19, or disclosed in the SEC Reports, neither Acquiror nor PubCo is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

6.20 Sponsor Support Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Support Agreement.

ARTICLE VII
COVENANTS OF THE COMPANY

7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, joint venture partners, distributors and creditors of the Company, and (ii) use commercially reasonable efforts to maintain all insurance policies of the Company or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, neither the Company nor any Subsidiary shall, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of formation or the bylaws of the Company or similar organization documents of any Subsidiary;

(b) except with respect to the Company Convertible Securities, (i) make, declare or pay any dividend or distribution (whether in cash, shares or property) to the shareholders of the Company in their capacities as shareholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c) enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any Subsidiary is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d) sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company or any Subsidiary (including Owned Intellectual Property and Owned Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $500,000 in the aggregate, other than (1) Permitted Liens or (2) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) except as set forth on Schedule 7.01(e) or otherwise required pursuant to Company Benefit Plans, in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company or any Subsidiary in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee, director or service provider of the Company other than any such individual with an annual base salary of less than $250,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any Subsidiary is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company or any Subsidiary, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business or the firing of any employee, (iv) hire any employee of the Company or any Subsidiary or any other individual who is providing or will provide services to the Company or any Subsidiary other than any employee with an annual base salary of less than $250,000 in the ordinary course of business, (v) adopt, enter into or materially amend Contracts with any consultants or independent contractors that involve consideration of more than $500,000 in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Transactions);

(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditures associated with new customer contracts; provided, however that the Company shall provide notice to Acquiror with respect to any such capital expenditures;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company or any Subsidiary in the ordinary course of business or as required under any provisions of the Company Charter or any indemnification agreement to which the Company is a party, in each case as in effect as of the date hereof;

(i) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(j) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Initial Merger from qualifying for the Reorganization Intended Tax Treatment or the Share Exchange from qualifying for the Acquisition Intended Tax Treatment;

(k) acquire any fee interest in real property;

(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $250,000 in the aggregate;

(n) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $500,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 7.01(n) shall be deemed not to violate Section 7.01(b) or Section 7.01(c);

(o) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 7.01(o) shall not restrict the Company from extending its business into new geographies);

(p) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in IFRS (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(q) (i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property or Owned Company Software to Copyleft Terms; and

(r) enter into any agreement to do any action prohibited under this Section 7.01.

7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the is bound, the Company and the Subsidiaries shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company as such Representatives may reasonably request, in each case, as necessary to facilitate consummation of the Transactions; provided, however, that (i) such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company and (ii) nothing in this Agreement shall be deemed to provide Acquiror and its Representatives with the right to have access to any of the offices or information of any of the equityholders of the Company, that is not otherwise related to the Company, its Subsidiaries or the Transactions or any Ancillary Agreement. Acquiror hereby agrees that, during the Interim Period, (x) it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of the Company or (y) conduct or perform any invasive or subsurface investigations of the properties or facilities of the Company or its Affiliates, in each case, without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.03 No Acquiror Ordinary Share Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of Acquiror.

7.04 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated February 1, 2021, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions are not consummated by September 4, 2023, or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason.

7.05 Proxy Solicitation; Other Actions.

(a) The Company will use its commercially reasonable efforts to provide to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror hereunder, the audited financial statements, including balance sheets, statements of operations, statements of redeemable preferred stock and shareholders deficit and statements of cash flows as of and for the periods as are required by the SEC for the purposes of the Registration Statement), together with the auditor’s reports thereon (the “SEC Financial Statements”), and the unaudited financial statements including balance sheets, statements of operations, statements of redeemable preferred stock and shareholders’ deficit and statements of cash flows as of and for such periods as are required by the SEC for the purposes of the Registration Statement) (the “Unaudited SEC Financial Statements” and, together with the SEC Financial Statements, the “Consolidated Financial Statements”), in each case, prepared in accordance with Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act and (y) in the case of the Unaudited SEC Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto) and audited in accordance with the auditing standards of the PCAOB. The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 7.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

7.06 Certain Transaction Agreements. Unless otherwise approved in writing by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed), the Company shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of the Company Support Agreement. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in the Company Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, the Company shall give Acquiror prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Company Support Agreement; and (B) the receipt of any written notice or other written communication from any other party to the Company Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

ARTICLE VIII
COVENANTS OF ACQUIROR, PUBCO AND THE SPONSOR

8.01 Conduct of Acquiror and PubCo During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.01 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror and PubCo shall not and each shall not permit any of their Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the Governing Documents of PubCo;

(ii)  (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of Acquiror Ordinary Shares required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or PubCo;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(iv) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Initial Merger from qualifying for the Reorganization Intended Tax Treatment or the Share Exchange from qualifying for the Acquisition Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);

(vi) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or PubCo), terminate excluding any expiration in accordance with its terms, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 6.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 6.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or PubCo is a party or by which it is bound;

(vii) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness except in connection with a Transaction Financing;

(ix) (A) other than in connection with the Transaction Financing, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror, PubCo or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (B) other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to Acquiror Warrants, including any amendment, modification or reduction of the warrant price set forth therein;

(x) except as contemplated by the Acquiror Incentive Plan Proposal, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee of Acquiror or PubCo or any other individual who is providing or will provide services to Acquiror or PubCo;

(xi)  (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or PubCo (other than the Transactions);

(xii) make any capital expenditures;

(xiii) except for any loans from the Sponsor to Acquiror or PubCo, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv) enter into any new line of business outside of the business currently conducted by Acquiror or PubCo as of the date of this Agreement;

(xv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and PubCo and their assets and properties; or

(xvii) except in connection with the Transaction Financing, enter into any agreement to do any action prohibited under this Section 8.01.

(b) During the Interim Period, Acquiror and PubCo shall comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Governing Documents of PubCo, the Trust Agreement and all other agreements or Contracts to which any of Acquiror, PubCo or their Subsidiaries may be a party.

8.02 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Transaction Financing to be disbursed, for the following uses: (a) the redemption of any Acquiror Ordinary Shares in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.08; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b) to be disbursed to PubCo.

8.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror, PubCo or their Subsidiaries by third parties that may be in Acquiror’s, PubCo’s or their Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror or PubCo, as applicable, would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror, PubCo or any of their Subsidiaries is bound, Acquiror and PubCo shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to information about Acquiror relating to the Transactions reasonably requested by the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

8.04 Acquiror Nasdaq Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Ordinary Shares to be listed on, Nasdaq.

(b) Acquiror and PubCo shall use reasonable best efforts to cause PubCo’s Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

8.05  Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.06 Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Ordinary Shares pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

8.07 Exclusivity. During the Interim Period, each Party shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company (for Acquiror and PubCo) and Acquiror and PubCo (for the Company), its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than among the Company, PubCo and Acquiror and their respective shareholders and their respective Affiliates and Representatives. Each Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal other than between the Company, Acquiror and PubCo.

8.08 Certain Transaction Agreements. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), Acquiror and PubCo shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of the Sponsor Support Agreement. Each of Acquiror and PubCo shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

8.09 Shareholder Action. Acquiror shall notify the Company promptly in connection with a written threat to file, or filing by, an Action related to this Agreement or the Transaction by any of its shareholders or holders of any Acquiror Warrants against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Shareholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action.

8.10 Incentive Equity Plan. Prior to the Closing Date, Acquiror, PubCo and the Company shall cooperate to prepare and, subject to the approval of the shareholders of Acquiror, adopt, the Acquiror Incentive Plan, which shall be designed with market-based metrics and customary terms for incentive plans of similarly situated public companies.

8.11 Obligations as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act at the Effective Time.

8.12 Surrender of Ordinary Shares. The Sponsor shall surrender, and Acquiror shall cancel, 1,500,000 Acquiror Ordinary Shares held by the Sponsor, prior to the Effective Time.

8.13 Shares Owned by Raymond Smith. The shares of the Company issued to Raymond Smith by the Company shall not equal more than 9.9 percent of PubCo upon the Closing of the Transaction.

ARTICLE IX
JOINT COVENANTS

9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company, Acquiror and PubCo with respect to the notifications, filings, reaffirmations and applications described in Section 9.07, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror, PubCo and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, PubCo, the Company or the Sellers be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

9.02 Preparation of Registration Statement; Extraordinary General Meeting.

(a) Promptly following the date hereof and the receipt of the SEC Financial Statements, Acquiror shall cause to be filed with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of PubCo’s Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror, PubCo the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror.

(b) Each of Acquiror, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror, PubCo or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror and PubCo, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror, PubCo and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of Acquiror Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Transactions (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Ordinary Shares in connection with the Transactions (including pursuant to the consummation of the Transaction Financing) in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Share Issuance Proposal”), (iv) the adoption of the Acquiror Incentive Plan (the “Acquiror Incentive Plan Proposal”), (v) the nomination of the director nominees as determined by the Parties consistent with the terms of this Agreement, and (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, and approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposals” and together with the Agreement Proposal, Transaction Proposal, Amendment Proposal, Acquiror Incentive Plan Proposal and the Share Issuance Proposal, the “Proposals”). The Acquiror Incentive Plan Proposal shall provide that an aggregate number of shares of PubCo’s Ordinary Shares equal to 5% of the fully diluted outstanding shares of PubCo’s Ordinary Shares immediately after the Closing shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s shareholders at the Extraordinary General Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Cayman Companies Act, (ii) cause the Proxy Statement to be disseminated to Acquiror’s shareholders and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the unqualified Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation. Notwithstanding the foregoing provisions of this Section 9.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Ordinary Shares to obtain the Acquiror Shareholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting.

9.03 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company and Acquiror shall pay each pay 50% of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes that become payable by the Company, PubCo or Acquiror in connection with the Transactions (“Transfer Taxes”). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Taxes.

(b) None of the Parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification of the Initial Merger for the Reorganization Intended Tax Treatment or the Share Exchange for the Acquisition Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed in a manner consistent with the Reorganization Intended Tax Treatment and the Acquisition Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Reorganization Intended Tax Treatment or the Acquisition Intended Tax Treatment by any Governmental Authority.

(c) The Company, Acquiror, PubCo and the Sellers hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

(e) In the event there is any tax opinion, comfort letter or other opinion required by the SEC regarding, (i) the Reorganization Intended Tax Treatment. Acquiror and PubCo shall use their reasonable best efforts to cause Loeb & Loeb LLP to provide such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause its tax advisors to provide such opinion, subject to customary assumptions and limitations. Each Party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Acquisition Intended Tax Treatment and Winston & Strawn LLP shall not be required to provide any opinion to any party regarding the Reorganization Intended Tax Treatment.

9.04 Confidentiality; Publicity.

(a) Acquiror and PubCo acknowledge that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Acquiror, PubCo, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company, Acquiror or PubCo, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror, PubCo or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror, PubCo or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 7.02 and this Section 9.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

(c) Acquiror, PubCo and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement. Promptly after the issuance of such press release, Acquiror shall file a Current Report on Form 8-K with a description of this Agreement as required by Law, which the Company shall receive reasonably in advance of such filing and shall review, comment on and approve (which approval shall not be unreasonably withheld, conditioned or delayed) within a reasonable amount of time prior to filing.

9.05 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

9.06 Additional Insurance and Indemnity Matters.

(a) Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company and Acquiror prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Company).

(b) From and after the Effective Time, PubCo and the Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of Acquiror and the Company, or any other person that may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 9.06, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 9.06). Without limiting the foregoing, PubCo shall, and shall cause the Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), articles of association, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), articles of association, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Company and their respective Subsidiaries to honor, each of the covenants in this Section 9.06.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.06 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on PubCo and the Company and all successors and assigns of PubCo and the Company. In the event that PubCo, the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Company, as the case may be, shall succeed to the obligations set forth in this Section 9.06. The obligations of PubCo and the Company under this Section 9.06 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other person that may be a director or officer of the Company prior to the Effective Time, to whom this Section 9.06 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Charter or any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 9.06 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 9.06.

9.07 Antitrust Regulatory Approvals.

(a) Each of Acquiror, PubCo and the Company shall substantially comply with any Information or Document Requests.

(b) Each of Acquiror, PubCo and the Company exercise its reasonable best efforts to (i) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (ii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Each of Acquiror, PubCo and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions. Without limiting the generality of the foregoing, each of Acquiror, PubCo and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 9.07(c) is conditioned upon the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.07 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, PubCo’s Affiliates and investors, Acquiror’s Affiliates and investors, including the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors including, the Sponsor, or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d) Each of Acquiror, PubCo and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror, PubCo or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the Transactions, and each of Acquiror, PubCo and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror, PubCo and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror, PubCo or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the Transactions; provided that neither Acquiror, PubCo nor the Company enter into any agreement with any Governmental Authority without the written consent of such other party. Each of Acquiror, PubCo and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 9.07 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company, Acquiror or PubCo, as applicable, or other competitively sensitive material; provided, that each of Acquiror, PubCo and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 9.07 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.07 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror and PubCo shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

(e) Each of Acquiror, PubCo and the Company shall be responsible for all its respective filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

(f) Each of Acquiror, PubCo and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 9.07(f) shall not apply to or be binding upon Acquiror’s Affiliates, PubCo, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, PubCo, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, PubCo, the Sponsor, or any such investment fund or investment vehicle.

9.08 Employee Matters. The Company, PubCo and Acquiror shall cooperate in good faith to identify those employees of the Company who shall enter into new employment agreements with terms that are reasonably customary the positions or titles of such employees, in a form to be reasonably agreed upon between the Company, PubCo and Acquiror to be effective on the Closing Date.

9.09 Transaction Financing.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article X, each of Acquiror, PubCo and the Company shall take, or cause to be taken, all reasonable actions and do, or cause to be done all things reasonably necessary, proper or advisable to: (a) identify additional sources of financing from third party financing sources in the form of debt or equity investments (the “Transaction Financing Investments”) and negotiate binding agreements on marketable terms with such Transaction Financing Investors (the “Transaction Financing Agreements”) in connection with ensuring the closing condition set forth in Section 10.03(f) is satisfied and (b) reasonably cooperate in a timely manner in connection with any such Transaction Financing Investments the Parties may seek in connection with the Transaction Financing including (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to potential Transaction Financing Investors and their respective representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such Transaction Financing. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Parties or their auditors and shall be subject to any limitations under applicable Law.

(b) As of the date of entering into a Transaction Financing Agreement, Acquiror will deliver to the Company true, correct and complete copies of each fully executed Transaction Financing Agreement. Each of the Transaction Financing Agreements will be in full force and effect and will be legal, valid and binding upon Acquiror and, to the knowledge of Acquiror, the applicable Transaction Financing Investor, and will be enforceable in accordance with its terms. Acquiror will have fully paid any and all commitment fees or other fees required in connection with the Transaction Financing Agreements that are payable on or prior to the date such Transaction Financing Agreement is entered into and will pay any and all such fees when and as the same become due and payable after such date pursuant to the Transaction Financing Agreements. Acquiror will have, and to the knowledge of Acquiror, the Transaction Financing Investors will have, complied with all of their obligations under the Transaction Financing Agreements. Acquiror shall not enter into any side letters or Contracts related to the provision or funding, as applicable, of the purchases contemplated by the Transaction Financing Agreements other than as approved by the Company in its reasonable discretion.

(c) The Sponsor shall make available up to one million (1,000,000) Acquiror Class A Ordinary Shares to provide an economic incentive for Transaction Financing Investors and non-redeeming shareholders of Acquiror (the “Transaction Financing Incentive Shares”). At the Closing, the Sponsor shall surrender and cause to be cancelled any Transaction Financing Incentive Shares not used for in connection with the Transaction Financing.

9.10 Name Change; Stock Symbol Change. In connection with the Closing, PubCo shall (a) amend its Governing Documents to change the name of PubCo to a name containing “Braiin Holdings” and change PubCo’s symbol on Nasdaq to a symbol acceptable to the Company.

9.11 Repurchase of Sponsor Warrants. At the Closing, PubCo shall repurchase all of the Acquiror Private Placement Warrants held by the Sponsor for an amount equal to the Sponsor Warrant Repurchase Amount.

ARTICLE X
CONDITIONS TO OBLIGATIONS

10.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:

(a) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(b) Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents and the Proxy Statement.

(c) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

A. Reserved1.

(d) Acquiror Shareholder Approval. The Acquiror Shareholder Approval shall have been obtained.

(e) Listing. PubCo’s Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq subject only to official notice of issuance thereof.

(f) Regulatory Approvals. All Regulatory Approvals shall have been obtained.

10.02 Additional Conditions to Obligations of Acquiror and PubCo. The obligations of Acquiror and PubCo to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and PubCo:

(a) Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct (disregarding all qualifications made therein with respect to materiality or Material Adverse Effect) as of the date hereof and as of the Closing Date as though then made (except to the extent any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

1	We removed this from the charter during the last extension meeting.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror and PubCo a certificate signed by an officer of the Company, dated the Closing Date, certifying on behalf of the Company that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Company Shareholder Lock-Up Agreements. The Company shall deliver to Acquiror and PubCo duly executed counterparts of the Company Shareholder Lock-Up Agreements, the form of which is attached hereto as Exhibit D (the “Company Shareholder Lock-Up Agreements”); provided, however, that any shareholder of the Company who holds less than ten (10%) percent of the shares in the PubCo upon consummation of the Transaction shall not be required to sign the Company Shareholder Lock-Up Agreements.

(e) PowerTec Acquisition. The PowerTec acquisition shall have been completed or the Company shall have acquired the assets or capital stock of one or more entities that would result in the generation of substantially similar revenue and EBITDA to the Company as the PowerTec Acquisition.

(f) Vega Acquisition. The Vega acquisition shall have been completed.

(g) Additional Shareholders. All additional holders of Company securities or Company Convertible Securities shall have entered into binding agreements to provide for the exchange of their shares for their pro rata share of the Exchange Shares.

(h) Transfer of Assets. All Intellectual Property or other assets used by the Company or any Subsidiary in the operation of the business of such entity that is not currently owned by the Company or such Subsidiary shall have been transferred to the Company.

(i) No Material Adverse Effect. Since the date of this Agreement, the Company or any of its Subsidiaries shall not have incurred a Material Adverse Effect.

10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Acquiror and PubCo shall be true and correct (disregarding all qualifications made therein with respect to materiality or Material Adverse Effect as of the date hereof and as of the Closing Date as though then made (except to the extent any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of Acquiror and PubCo to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror and PubCo shall have delivered to the Company a certificate signed by an officer of Acquiror and PubCo, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d) PubCo Charter. The Memorandum and Articles of Association shall be amended and restated in the form of the PubCo Charter.

(e) Company Shareholder Lock-Up Agreements. Acquiror and PubCo shall deliver to the Company a duly executed counterpart of each Company Shareholder Lock-Up Agreement.

(f) Available Cash Amount. The Available Cash Amount shall equal or exceed $15,000,000.

ARTICLE XI
TERMINATION/EFFECTIVENESS

11.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company, Acquiror and PubCo;

(b) prior to the Closing, by written notice to the Company from Acquiror and PubCo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the date of termination (such date, the “Termination Date”)) after receipt by the Company of notice from Acquiror and PubCo of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before February 4, 2024 (the “Outside Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under Section 11.01(b)(i) shall not be available if the failure of Acquiror or PubCo to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate this Agreement under Section 11.01(b)(i) shall not be available if Acquiror has materially breached its obligations under Section 7.04;

(c) prior to the Closing, by written notice to Acquiror and PubCo from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or PubCo set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror and PubCo of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if the Company’s material failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other if the Acquiror Shareholder Approval is not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting).

11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 and subject to Section 12.05, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, shareholders or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections, 9.04, 11.02 and Article XII (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror or PubCo to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

ARTICLE XII
MISCELLANEOUS

12.01 Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after shareholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its shareholders to the extent permitted by applicable law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

12.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror, to:

Northern Revival Acquisition Corporation
4001 Kennett Pike, Suite 302
Wilmington, DE 19807

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

(b) If to PubCo, to:

Northern Revival Acquisition Corporation
4001 Kennett Pike, Suite 302
Wilmington, DE 19807

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

(c) If to the Company to:

Braiin Limited

Attn: Natraj Balasubramanian

283 Rokeby Road

Subiaco, WA 6008

Australia

natraj@braiin.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, Texas 77002

Attn: Michael Blankenship

Email: mblankenship@winston.com

or to such other address or addresses as the parties may from time to time designate in writing.

12.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company, Acquiror and PubCo (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.06 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14.

12.05 Expenses.

(a) Except as otherwise provided herein (including Section 9.07(e)), Section 9.03(a), Section 12.05(b) and Section 12.05(c)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

(b) Notwithstanding anything to the contrary herein, in the event that the Transactions are not consummated by the Outside Date, and the Company’s conditions to closing set forth in Article IX have been satisfied prior to the Outside Date, or such conditions would be satisfied if the Closing were to occur and Acquiror and PubCo are ready, willing and able to close the Transactions, then the Company shall reimburse Acquiror for Acquiror’s documented fees and expenses incurred between the date of the Original Agreement and the Termination Date in an amount up to $700,000. For the avoidance of doubt, the Company shall not have any obligation to reimburse Acquiror for any documented fees and expenses if the Company terminates this Agreement in accordance with Section 11.01(c).

(c) Notwithstanding anything to the contrary herein, (i) in the event that the Transactions are not consummated by the Outside Date, and Acquiror’s and PubCo’s conditions to closing set forth in Article IX have been satisfied prior to the Outside Date, or such conditions would be satisfied if the Closing were to occur and the Company is ready, willing and able to close the Transactions, or (ii) in the event that the Company’s condition to Closing set forth in Section 10.03(f) is not satisfied by the Outside Date, then Acquiror shall reimburse (and, if Acquiror does not have sufficient funds, the Sponsor shall reimburse), 50% of the Outstanding Company Expenses (consisting for this purpose, of only legal and PCAOB accounting fees of the Company and reasonable travel expenses of the Company), incurred between December 20, 2022 and the Termination Date up to a maximum of $700,000. For the avoidance of doubt, Acquiror shall not have any obligation to reimburse the Company for any documented fees and expenses if Acquiror terminates this Agreement in accordance with Section 11.01(b).

12.06 Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated September 19, 2022, between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10 provided that any further approval of the of shareholders required under applicable law is obtained.

12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.12 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

12.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without posting a bond or other security or proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13(a) shall not be required to provide any bond or other security in connection with any such injunction. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

12.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Named Party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or the Sellers under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XII.

12.16 Acknowledgments. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates) that: (a) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror and PubCo; (b) the Seller Representations constitute the sole and exclusive representations and warranties of such Sellers; (c) except for the Company Representations by the Company, the Acquiror Representations by Acquiror, and the Seller Representations, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (d) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the Acquiror Representations by Acquiror and PubCo, the Seller Representations by the Sellers and the other representations expressly made by a Person in the Ancillary Agreements (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

ACQUIROR:

NORTHERN REVIVAL ACQUISITION CORPORATION

By:	/s/ Aemish Shah
	Name:	Aemish Shah
	Title:	CEO

PUBCO:

BRAIIN HOLDINGS LTD.

By:	/s/ Aemish Shah
	Name:	Aemish Shah
	Title:	Director

SPONSOR:

NORTHERN REVIVAL SPONSOR LLC

By:	/s/ Aemish Shah
	Name:	Aemish Shah
	Title:	Manager

Signature Page to Amended and Restated Business Combination Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

COMPANY:

BRAIIN LIMITED

By:	/s/ Natraj Balasubramanian
	Name:	Natraj Balasubramanian
	Title:	Chief Executive Officer

Signature Page to Amended and Restated Business Combination Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

SELLERS:

/s/ Natraj Balasubramanian
NATRAJ BALASUBRAMANIAN

/s/ Darren McVean
DARREN MCVEAN

/s/ Jay Stephenson
JAY STEPHENSON

Signature Page to Amended and Restated Business Combination Agreement

ANNEX I

Sellers and Ownership

SELLER	COMPANY SHARES	PERCENTAGE OWNERSHIP
Natraj Balasubramanian	10,242,681	92.53%
Darren McVean	774,870	7.00%
Jay Stephenson	52,027	0.47%

EXHIBIT A

Form of Sponsor Support Agreement

See attached.

EXHIBIT B

Form of Company Support Agreement

See attached.

EXHIBIT C

Form of Registration Rights Agreement

See attached.

EXHIBIT D

Form of Company Shareholder Lock-up Agreement

See attached.